                                                                    EXHIBIT 99.1

                                              METAL MANAGEMENT, INC.
                                              500 N. DEARBORN STREET O SUITE 405
                                              CHICAGO, ILLINOIS 60610
                                              www.mtlm.com

                                              NASDAQ:  MTLM


AT METAL MANAGEMENT:
Robert C. Larry
Chief Financial Officer
(312) 645-0700
rlarry@mtlm.com

FOR IMMEDIATE RELEASE
                                                                   MARCH 8, 2004

METAL MANAGEMENT, INC. DECLARES A 2 FOR 1 STOCK SPLIT

CHICAGO, IL - MARCH 8, 2004 - METAL MANAGEMENT, INC. (Nasdaq: MTLM), one of the nation's largest full service scrap metal recyclers, today announced that its Board of Directors has declared a two-for-one stock split of the company's common stock. The stock split will be in the form of a stock dividend of one additional share of Metal Management common stock for every one share held. The stock dividend will be paid April 20, 2004 to stockholders of record at the close of business on April 5, 2004. As a result of the stock dividend, the exercise price for the company's publicly traded Series A Warrants (Nasdaq:
MTLMW) will become $10.595.

The stock split is expected to result in the distribution of approximately 11.5 million additional shares of common stock, increasing the number of shares outstanding to approximately 23 million. The stock split will also cause approximately 1.9 million additional shares of common stock to be reserved for issuance as a result of adjustments required by the terms of the company's stock option plan and outstanding warrants.

ABOUT METAL MANAGEMENT, INC.

Metal Management is one of the largest full service metals recyclers in the United States, with approximately 40 recycling facilities in 13 states.

For more information about Metal Management, Inc., visit the Company's website at www.mtlm.com.

                                  * * * * * * *

All of the statements in this release, other than historical facts, are forward-looking statements made in reliance upon the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. As such, they involve risks and uncertainties and are subject to change at any time. These statements reflect our current expectations regarding the future profitability of the Company and its subsidiaries. As discussed in our annual report on Form 10-K for the fiscal year ended March 31, 2003, and in other periodic filings filed by the Company with the U.S. Securities and Exchange Commission, some of the factors that could affect our performance include, among other things: debt leverage on Metal Management, debt covenants that restrict our ability to engage in certain transactions, cyclicality of the metals recycling industry, commodity price fluctuations, compliance with environmental, health, safety and other regulatory requirements applicable to the Company, potential environmental liability, risk of deterioration of relations with labor unions, dependence on key management, dependence on suppliers of scrap metal, concentration of customer risk, impact of export and other market conditions on the business, availability of scrap alternatives, underfunded defined benefit pension plans, historical operating losses, and limited common stock trading history.